Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE2

Monthly Period	September 1, 2003 through September 30, 2003
Payment Date	October 27, 2003
Period	Revolving

Pool Balance		Factor per Original
Beginning	$1,232,167,012.81	0.985707327
Ending	$1,215,535,634.50	0.972402579

Change	$16,631,378.31	0.013304748

A-I-1
Beginning	$400,000,000.00	1.000000000
Ending	$400,000,000.00	1.000000000

Change	$—	0.000000000

A-II-1 Notes
Beginning	$750,000,000.00	1.000000000
Ending	$750,000,000.00	1.000000000

Change	$—	0.000000000

A-II-2
Beginning	$100,000,000.00	1.000000000
Ending	$100,000,000.00	1.000000000

Change	$—	0.000000000

Additional Balance Increase Amount
Beginning	$—
Ending	$—

Change	$—

Certificate
Beginning	$—
Ending	$—

Change	$—

Interest Distributions		Factor per 1000
A-I-1	$490,666.67	1.2266667
A-II-1	$920,000.00	1.2266667
A-II-2	$103,111.11	1.0311111

Interest Rates
Group 1 WAC	4.03%
Group 2 WAC	4.03%
Libor	1.12%
Libor + 26 bps	1.38%
Auction Rate	1.16%
A-I-1 & A-II-1 Note Rate	1.38%
A-II-2 Note Rate	1.16%

Principal Distributions		Factor per 1000
A-I-1	$—	—
A-II-1	$—	—
A-II-2	$—	—
Certificate	$—

Funding Account Balance
Group 1	$10,639,025.66
Group 2	$26,109,274.50

Liquidation Loss Amounts
Group 1	$—
Group 2	$—

Enhancer Premium	$166,666.67

Aggregate Note Balance	$1,250,000,000.00
Target Overcollateralization Amount	$15,625,000.00
Overcollateralization Amount	$3,203,934.66
Excess to Certificateholder	$1,984,045.34

Wachovia Bank, National Association
as Servicer

Group 1 Pool		Group 2 Pool

Aggregate Amount Collected for the Collection Period

Principal	$17,604,264.40	Principal	$38,560,249.92
Net Interest	$1,168,323.54	Net Interest	$2,496,166.25
Substitution Adjustments	$—	Substitution Adjustments	$—
Beginning Balance	$395,212,222.40	Beginning Balance	$836,954,790.41
Ending Balance	$389,361,008.10	Ending Balance	$826,174,626.40

Net	$5,851,214.30	Net	$10,780,164.01
Principal Collections	$(17,604,264.40)	Principal Collections	$(38,560,249.92)
Net Draws	$11,753,050.10	Net Draws	$27,780,085.91
Net Principal	$(5,851,214.30)	Net Principal	$(10,780,164.01)
Gross Interest	$1,332,995.30	Gross Interest	$2,844,897.41
Servicing Fee	$(164,671.76)	Servicing Fee	$(348,731.16)

Net Interest	$1,168,323.54	Net Interest	$2,496,166.25
Enhancer Premium	$(53,333.33)	Enhancer Premium	$(113,333.33)
Note Interest	$(490,666.67)	Note Interest	$(1,023,111.11)

Excess Spread	$624,323.54	Excess Spread	$1,359,721.80
Additional Balance Inc.	$—	Additional Balance Inc	$—
Group Excess	$624,323.54	Group Excess	$1,359,721.80
Transfer (to) from Group 2	$—	Transfer (to) from Group 1	$—
Excess to Certificate	$624,323.54	Excess to Certificate	$1,359,721.80
Current	$818,560,343.85	Current	$386,269,731.06
1 - 29 Days Past Due	$10,010,564.98	1 - 29 Days Past Due	$4,202,356.33
30 - 59 Days Past Due	$50,362.80	30 - 59 Days Past Due	$5,557.76
60 - 89 Days Past Due	$—	60 - 89 Days Past Due	$—
90 - 119 Days Past Due	$—	90 - 119 Days Past Due	$—
120 - 149 Days Past Due	$—	120 - 149 Days Past Due	$—
150 - 179 Days Past Due	$—	150 - 179 Days Past Due	$—
180 + Days Past Due	$—	180 + Days Past Due	$—
Funding Account
Beginning	$4,787,811.36	Beginning	$15,329,110.49
Deposit	$5,851,214.30	Deposit	$10,780,164.01

Ending	$10,639,025.66	Ending	$26,109,274.50
Target O/C Amount	$5,000,000.00	Target O/C Amount	$10,625,000.00
O/C Amount	$33.76	O/C Amount	$2,283,900.90
Gross CPR (Annualized)	42.120%	Gross CPR (Annualized)	43.221%
Net CPR (Annualized)	16.389%	Net CPR (Annualized)	14.407%
Draw Rate (Annualized)	30.391%	Draw Rate (Annualized)	33.306%
WAM	226.92	WAM	224.47
Age	8.45	Age	8.49